Exhibit (p.3)

Code of Ethics

________________________________________

Magellan Asset Management Limited

ABN 31 120 593 946

Dated	30 May 2013

Code of Ethics

1.

Introduction

The Board of Directors of Magellan Asset Management Limited (the “Company”) has adopted this Code of Ethics ("Code of Ethics").

This Code of Ethics applies to the Company’s Supervised Persons which includes executive directors, officers, employees, contractors, and other persons, who provide investment advice on behalf of the Company and are subject to the supervision and control of the Company (collectively referred to as “Supervised Persons”).

2.

Purpose

The Purpose of this Code of Ethics is to:

a)

articulate and reflect the standards of fiduciary obligations, and conduct that the Company expects of its Supervised Persons;

b)

encourage the observance of obligations and standards of conduct to protect and promote the interests of the Company, its clients and the funds it operates or manages;

c)

guide Supervised Persons through the practices thought necessary to maintain confidence in the Company’s integrity; and

d)

set out the responsibilities and accountabilities of Supervised Persons to report and investigate reports of unethical practices.

3.

Honesty and Integrity

3.1

The Company expects all Supervised Persons to observe the highest standards of honesty, integrity and ethical behaviour in performing their duties and in dealing with the Company, its clients and investors.

3.2

To reinforce the Company’s culture of honesty and integrity, the Company aims to provide a professional and safe working environment and encourages its Supervised Persons to report matters which may cause injury to colleagues or visitors to the Company’s workplace. The Company has an Occupational Health and Safety Policy which sets out these obligations in more detail.

4.

Conflicts of Interest

4.1

Each Supervised Person needs to be sensitive to, and mindful of, the potential for conflicts to arise (directly or indirectly) between:

a)

the interests of the Company, its clients and investors ; and

b)

any personal (or external business) interests of a Supervised Person (or the duties owed to an external company or entity by any such person).

Where a Supervised Person has an actual or potential conflict of interest or duty in connection with the Company’s affairs, the Company expects the Supervised Person to be vigilant in seeking to ensure that:

a)

he or she complies with all applicable obligations to the Company in accordance with the Company’s Conflicts of Interest Policy; and

b)

adequate and appropriate steps are taken to safeguard the interests of the Company, its clients and investors.

4.2

Supervised Persons must be careful to avoid placing themselves in a position where there would be an actual or potential conflict of interest, or a reasonable perception of an actual or potential conflict of interest, between the interests of the Company, its clients and investors and any personal or external business interests (or duties). If a Supervised Person has any doubt as to whether a conflict arises, they must disclose the conflict to the Chief Compliance Officer and follow his or her instructions about how to resolve the conflict.

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5.

Corporate Opportunities

5.1

Supervised Persons must not improperly use:

a)

their position with the Company; or

b)

property or information of the Company obtained as a result of the their position,

to gain an advantage for themselves (or a gain for a relative or an associate) or to compete with or harm the Company, its clients or investors.

5.2

Supervised Persons must not use the name of the Company (or any other business name or trademark used by the Company) for the purposes of any personal or external business transaction (such as, a business transaction that does not occur as part of the Company’s ordinary business and relates to their separate business affairs).

5.3

Supervised Persons must keep any personal or external business dealings separate from the business dealings of the Company.

5.4

Supervised Persons involved in the Company’s investment process must refrain from personal business activity that could conflict with the proper execution and management of the investment program or client account over which the Company has discretionary investment authority or that could impair their ability to make impartial decisions with respect to such investment program or client account.

6.

Confidentiality

6.1

Supervised Persons are required to:

a)

maintain the confidentiality of all confidential information acquired in the course of performing their duties to the Company; and

b)

not make improper use of, or improperly disclose, such confidential information to third parties,

except as otherwise approved by the board of directors of the Company or required by law or the listing rules of an applicable stock exchange.

6.2

These obligations of confidentiality continue after a Supervised Persons leaves office or the employment of the Company.

7.

Fair Dealing

7.1

The Company expects its Supervised Persons to deal fairly in respect to all their dealings with the Company, its clients and investors.

7.2

Supervised Persons must not take unfair advantage of any Company stakeholder, supplier, competitor,  external auditor, external lawyer or adviser of the Company through illegal conduct, manipulation, undue influence, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair-dealing practice.

7.3

Supervised Persons must not engage in unlawful conduct such as insider trading, or other market misconduct including false trading, disseminate information about illegal transactions, inducing persons to deal, making false or misleading statements (including by omission) with respect to securities of the Company or securities in which the funds invest that are operated or managed by the Company;

7.4

Supervised Persons are expected to record accurately the performance and financial position of the Company or funds and to communicate business goals and achievements in a fair and honest manner to clients and investors.

7.5

Supervised Persons should familiarise themselves with the disclosure requirements applicable to the Company and the funds it operates or manages and not knowingly misrepresent facts about the Company or the funds, internally or externally, including the Company’s officers, external auditors, external lawyers, regulators and other advisers.

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7.6

Supervised Persons should, to the extent that is appropriate within his or her area of responsibility, consult with other Supervised Persons to promote full, fair, accurate, timely and understandable disclosure in reports and documents with respect to the Company and the funds.

8.

Protection and Proper Use of the Company’s Assets

8.1

The Company expects Supervised Persons to use all reasonable endeavours to protect the assets of the Company and to ensure their efficient use. Any suspected incidents of fraud or theft should be reported immediately for investigation. Incidents should be reported to the Chief Compliance Officer.

8.2

Supervised Persons may only use the assets of the Company for legitimate business purposes or other purposes approved by the Board.

8.3

Supervised Persons must protect the assets of the Company (including proprietary information such as intellectual property, investment proposals and any information that is not generally known to the public). This obligation to protect the Company’s assets continues after a Supervised Person leaves office and the employment of the Company, as the case may be.

9.

Compliance with Laws, Regulations, Policies and Procedures

9.1

It is each Supervised Person’s responsibility to promote compliance with applicable laws, rules and regulations. The Company requires its Supervised Person to comply with:

a)

both the  letter and spirit of all laws, rules and regulations that apply to the  Company in the conduct of its business and affairs;

b)

all directions issued by the Company in its protocols, policies and procedures, including (but not limited to) this Code of Ethics.

9.2

The Company also requires its Supervised Persons to comply with all of its policies in force from time to time, including, but not limited to, its Personal Trading Policy, Alternative Remuneration Policy and Soft Dollar Policy.

10.

Personal Securities Trading and Access Persons

10.1

The Company has a Personal Trading Policy that applies to Supervised Persons when trading in a personal capacity.

10.2

The Company’s Access Persons are its directors, officers and Supervised Persons. Access Persons are obligated to do the following:

•

On becoming an Access Person, and thereafter on an annual basis, provide the Chief Compliance Officer with a report on all their holdings in securities in which they have a direct or indirect beneficial interest for each account over which they have investment control or influence.

•

No later than 30 days after each quarter end, provide the Compliance Officer with a quarterly transaction report. Access Persons do not need to provide a quarterly transactions report if the report would duplicate the information provided in broker confirmations.

•

Obtain pre-approval from the Chief Compliance Officer before directly or indirectly acquiring a beneficial interest in any IPO or limited offering.

The information required to be included in these reports is described in the Personal Trading Policy.

11.

Encouraging the Reporting of Unlawful and Unethical Behaviour

11.1

The Company is committed to promoting and maintaining a culture of compliance with the standards, requirements and expectations set out in this Code of Ethics. To fulfil this commitment, the Company needs to be able to ensure that:

a)

violations of those standards, requirements and expectations are detected and reported; and

b)

appropriate action is taken in response to any such violations.

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11.2

Accordingly, the Company expects each Supervised Person to report, promptly and in good faith, any violation by another Supervised Persons of the standards, requirements or expectations set out in this Code of Ethics (or of any other unethical, unlawful, fraudulent or corrupt behaviour) of which he or she becomes aware or has reasonable grounds to suspect.

11.3

The Company recognises that the identity of the person or persons to whom any such violations should be reported might vary depending on the particular circumstances. Subject to this, as a general rule, Supervised Persons are encouraged to report any such violations to the Chief Compliance Officer or the Chairman of the Company. Where a Supervised Person reports, in good faith, an actual or suspected violation of the Code of Ethics, the Company will, to the extent practicable, keep that person's identity confidential.

12.

Acknowledgements of this Code of Ethics

12.1

Upon commencement of employment or engagement, Supervised Persons will be provided with a copy of this Code of Ethics, and receipt must be acknowledged in writing.

12.2

Annually, and in the event of amendments to this Code of Ethics, each Supervised Person is required to acknowledge receipt of and compliance with this Code of Ethics.

13.

Consequences for Failure to Comply with this Code of Ethics

13.1

A Supervised Person can be subject to discipline up to and including termination of employment if he or she violates this Code of Ethics.

14.

Report to the Board

14.1

On an annual basis, the Chief Compliance Officer will provide to the Board of Directors of the Company, a written report that:

a)

Describes any issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics, or procedures and sanctions imposed in response to any material violations.

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Personal Trading Policy

________________________________________

Magellan Asset Management Limited

ACN 120 593 946

Dated	30 May 2013

Personal Trading Policy

1.

INTRODUCTION

This Policy is authorised by the Board of Magellan Asset Management Limited (‘Company’) and applies to all Supervised Persons and Access Persons and their Associates. Supervised Persons and Access Persons must take reasonable steps to ensure that their Associates comply with this Policy.

Directors of the Company and Related Entities are also subject to separate trading policies with respect to trading in Company Securities.

2.

PURPOSE

The purpose of this Policy is to:

•

set out the circumstances in which Supervised Persons may trade in a personal capacity; and

•

assist Supervised Persons in avoiding conduct known as Insider Trading; and

•

prevent actual or perceived conflicts of interest and protect the reputation of the Company.

3.

EXPLANATION OF TERMS

For the purposes of this Policy:

‘Access Person’ means the Company’s directors and Supervised Persons.

‘Associate’ means any person or entity over whom an Access Person is able to, or is deemed to be able to, exercise investment control or influence. Examples include spouses, partners, family members, their nominee, a trust of which they are a trustee or member, a person in partnership with them and a company of which they or their family control.

‘Blackout Period’ has the meaning outlined in clause 4.2 of this Policy.

‘Company’ means Magellan Asset Management Limited (trading as MFG Asset Management).

‘Company Securities’ means any shares in a Related Entity, debentures (including convertible notes) issued by a Related Entity, or options to acquire or subscribe for shares in a Related Entity.

‘Company Funds’ means any registered or unregistered fund or scheme for which the Company acts as responsible entity or trustee.

 ‘Consent Window’ has the meaning outlined in clause 7 of this Policy.

 ‘Front Running’ means the practice of trading by a party in advance of trades by another party, in anticipation of profiting from a price movement that follows the trade.

‘Generally Available’ means information that is readily observable; has been made known in a manner that would, or would be likely to, bring it to the attention of people who commonly invest in securities of a kind whose price may be affected by the information, and a reasonable period has elapsed to allow the information to be disseminated; or consists of deductions, conclusions or inferences made or drawn from those types of the information.

‘Inside Information’ means information that is not Generally Available; and if the information was Generally Available, a reasonable person would expect it to have a material effect on the price or value of securities.

‘Insider Trading’ in general terms, is someone who deals in securities while they possess Inside Information; or communicates Inside Information to another person knowing (or where they should have reasonably known) that the other person would use, or would be likely to use, that information to Deal in, or procure a third person to Deal in, securities.

‘Margin Lending or Margin Loan’ is an arrangement whereby a lender provides a loan for the purposes of investing in securities and those securities are used as collateral by the lender.

‘Material Effect On Price’ means a price that any reasonable person would be taken to expect such information to have a material effect on the price or value of securities if the information would, or would be likely to, influence persons who commonly invest in securities in deciding whether or not to trade in the securities in any way.

Magellan Asset Management Limited – Personal Trading Policy

‘Non-Company Securities’ means any securities that are not Company Securities and includes any shares, derivatives (including options, futures, CFD’s), fixed interests, debentures (including convertible notes), indices, commodities,  exchange traded funds, and any other security, of any company, trust or other organisation.

‘Portfolio Securities’ means any security included on the Company’s Approved List of stocks.

‘Related Entity’ means a related entity of the Company, including Magellan Financial Group Limited and Magellan Flagship Fund Limited.

‘Security’ means shares, units, derivatives (including options, futures, CFD’s), fixed interests, debentures (including convertible notes), indices, commodities,  exchange traded funds, and any other security or interest, of any company, trust or other organization.

‘Supervised Person’ means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee, including contractor, of the Company, or other person who provides investment advice on behalf of the Company and is subject to the supervision and control of the Company, who has access to non public information regarding any clients purchase or sale of securities, or non public information regarding the portfolio holdings of any fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non public.

‘Trade’ includes subscribing for, purchasing, acquiring, selling or disposing of Company Securities, Non-Company Securities, Company Funds or other securities, or entering into an agreement to do any of those things, and ‘Trading’ has a corresponding meaning.

‘Trading Day’ means a day on which shares are traded on the Australian Securities Exchange.

4.

GENERAL RESTRICTION

Access Persons who are in possession of Inside Information in relation to any company, fund or other type of entity, must not:

•

Trade in those securities in any way;

•

arrange or encourage another person to Trade (including on their behalf) in those securities; or

•

directly or indirectly, give the Inside Information to another person if they know, or should know, that the other person would be likely to do any of the activities described above.

5.

TRADING IN COMPANY SECURITIES

5.1

Trading Windows

Subject to clause 8, Supervised Persons may only Trade in Company Securities during:

•

the two (2) week period commencing on the first Trading Day after the date of the annual general meeting;

•

the four (4) week period commencing on the first Trading Day after the release of a disclosure document offering securities;

•

the six (6) week period commencing on the first Trading Day after the release of half-year results announcement;

•

the six (6) week period commencing on the first Trading Day after the release of its full-year results announcement; or

•

such other period as may be determined by the Board of a Related Entity; and

provided that the Supervised Person is not in possession of any Inside Information relating to Company Securities.

Additionally, Supervised Persons may Trade in Magellan Flagship Fund Limited (‘MFF’) securities during the two (2) week period commencing on the first Trading Day after the release by MFF of a monthly Net Tangible Asset (NTA) announcement provided that the Supervised Person is not in possession of any Inside Information relating to MFF securities.

Magellan Asset Management Limited – Personal Trading Policy

The Company Secretary will advise Supervised Persons of the commencement and closure of each trading window.

5.2

Blackout Periods

Throughout the year, certain Blackout Periods operate during which time Supervised Persons must not Trade in Company Securities. Blackout Periods operate during:

•

in relation to Magellan Financial Group Limited, the period commencing the first Trading Day after the end of a financial reporting period and concluding on the first Trading Day after the release of its half-year or full-year results announcements (as the case may be);

•

in relation to Magellan Flagship Fund Limited, the 4 week period prior to the scheduled release of its interim or full year results announcements (as the case may be); and

•

any other period determined by the Company or its Related Entities.

5.3

Short-Term Trading

Supervised Persons must not engage in short-term trading of any Company Securities.  In general, the purchase of Company Securities with a view to resell within a 12 month period and the sale of Company Securities with a view to repurchase within a 12 month period would be considered to be transactions of a short-term nature. However, the sale of Company Securities immediately after they have been acquired through the conversion of a security (for example, the exercise of an option) will not be regarded as short-term trading.

5.4

Restricted Transactions

Supervised Persons are prohibited from entering into transactions:

•

in derivative instruments associated with Company Securities which operate to limit the economic risk of their holding in Company Securities;

•

which amount to ‘short selling’ of Company Securities;

•

which amount to margin lending of Company Securities conducted without the prior written consent of the Chief Compliance Officer after consultation with the Chairman of Magellan Financial Group;

•

which otherwise enable a Supervised Person to profit from a decrease in the market price of Company Securities; or

•

transactions with the same individual employee at a broker/dealer firm that the Company conducts business with on behalf of the Company’s clients.

5.5

Trading in Company Securities under Exceptional Circumstances

Supervised Persons wishing to:

•

trade in Company Securities outside a trading window;

•

trade in Company Securities during a Blackout Period; or

•

engage in the matters covered by clauses 5.3 and 5.4,

may apply in writing to the Chief Compliance Officer for consent to do so. The Chief Compliance Officer will generally withhold such consent unless special circumstances exist (such as financial hardship or a court order requiring the sale of securities) and the Boards of the Company and relevant Related Entity has agreed to the granting of consent.  In any event, consent will not be granted where it is reasonably believed that the Supervised Person may be in possession of Inside Information relating to the proposed Trade.

6.

TRADING IN COMPANY FUNDS

Trading in Company Funds, including trading indirectly through an investor directed portfolio service (or similar service), is permitted after approval has been granted in accordance with the procedures set out in clause 8.

7.

TRADING IN NON-COMPANY SECURITIES

Magellan Asset Management Limited – Personal Trading Policy

Supervised Persons are only permitted to trade in Non-Company Securities (including Portfolio Securities) after approval has been granted in accordance with the procedures set out in clause 8. This Policy is not designed to prohibit Supervised Persons from Trading in Non-Company Securities (including Portfolio Securities), but it does recognise that there may be times Supervised Persons cannot or should not trade, including where it is reasonably believed that the Supervised Person may be in possession of Inside Information or where it is deemed that a conflict of interest may exist between an Supervised Person, the Company or a client of the Company.

If consent to trade in a Portfolio Security has been withheld because of paragraph 8, a Supervised Person may apply in writing to the Chief Compliance Officer requesting special consideration to Trade.  The Chief Compliance Officer will consider the request and will not unreasonably withhold consent if special circumstances exist.

8.

PROCESS FOR TRADING IN COMPANY, NON-COMPANY SECURITIES, OR COMPANY FUNDS

Subject to clauses 5.1 to 5.4 (inclusive), and provided that a Supervised Person is not in possession of any Inside Information, a Supervised Person who wishes to Trade in a personal capacity must follow the procedure described below:

•

before Trading in Company Securities, Non-Company Securities, or Company Funds, the Supervised Person must complete the form appearing in Annexure A – Trading Approval Request, and email the request to the Chief Compliance Officer;

•

the Chief Compliance Officer will advise the Supervised Person in writing within one business day whether consent to the proposed Trade has been granted;

•

the Chief Compliance Officer will withhold consent to the proposed Trade in Company Securities in circumstances where the Trade would be in breach of clauses 5.1, 5.2, 5.3 or 5.4, or where it is reasonably believed the Supervised Person may be in possession of Inside Information relating to the proposed Trade;

•

if a Trading Approval Request is submitted in respect of a Portfolio Security, the Chief Compliance Officer will withhold consent if the proposed Trade relates to a Portfolio Security and:

•

at the time the request is submitted, a Trade in the same Portfolio Security has been ordered by the Company or a Related Entity; or

•

where it is reasonably believed that the Supervised Person may be in possession of Inside Information relating to the proposed Trade in the Portfolio Security; or

•

where it is reasonably believed that the Supervised Person’s proposed Trade in the Portfolio Security will be, or has the potential of being perceived to be, a Front Running Trade;

•

if written consent to the proposed Trade is provided by the Chief Compliance Officer, the Supervised Person may conduct the trade within the “Consent Window” being:

•

five business days after receiving the consent to Trade in Company Securities and Company Funds;

•

five business days after receiving the consent to Trade Non-Company Securities excluding Portfolio Securities; and

•

one business day after receiving the consent to Trade for a Portfolio Security.

•

The Supervised Person will be notified by the Chief Compliance Officer if the consent to Trade is subsequently withdrawn during the relevant Consent Window.

•

Upon the execution of a Trade in Company Securities, Non-Company Securities or Company Funds, the Supervised Person must, as soon as practicable, provide the Chief Compliance Officer with a copy of the broker’s trade confirmation (or such similar document evidencing the Trade);

•

In the event the proposed Trade has not taken place within the relevant Consent Window, the Supervised Person must either confirm this in writing to the Chief Compliance Officer or submit a new Trade Approval Request should the Supervised Person still wish to proceed with the proposed Trade.

9.

REPORTING OBLIGATIONS FOR ACCESS PERSONS

Magellan Asset Management Limited – Personal Trading Policy

The Chief Compliance Officer will notify employees when they become an Access Person.

Access Persons have the following reporting obligations:

8.1

Initial Holdings Report

Access Person’s must provide the Chief Compliance Officer, within 10 business days after becoming an Access Person, the information required in Annexure B – Securities Register in respect of any direct or indirect holdings in any security.

8.2

Annual Holdings Report

Access Persons must provide the Chief Compliance Officer the information required in Annexure B – Securities Register in respect of any direct or indirect holdings in any security on an annual basis.

8.3

Quarterly Transactions Reports

No later than 30 days after each quarter end, Access Persons must provide the Chief Compliance Officer with a quarterly transaction report in Annexure C - Quarterly Transaction Report, in respect of any direct or indirect holdings in any security.

Access Persons do not need to provide a Quarterly Transactions Report if the report would duplicate information already provided in trade confirmations or similar document evidencing the Trade.

8.4

Pre-approval for IPOs and Limited Offerings

Access Persons are required to obtain pre-approval from the Chief Compliance Officer before they Trade in securities in an initial public offering or in a limited offering.

10.

EXEMPTIONS FROM THIS POLICY

This Policy does not apply to the following:

a.

compulsory employer superannuation contributions directed to a scheme operated by the Company including indirectly through an IDPS or other schemes;

b.

Trading in Company Securities, Non Company Securities, or Company Funds under a dividend or distribution reinvestment plan, rights issue, security purchase plan or other securities offer that is broadly available to holders of securities of the same class;

c.

Trading in Company Securities or Non Company Securities under a bonus issue made to all holders of securities of the same class;

d.

transfers of Company Securities, Non Company Securities, or Company Funds already held by a Supervised Person into a superannuation fund in which the Supervised Person is a beneficiary;

e.

undertakings to accept, or the acceptance of, a takeover offer for Company Securities or Non Company Securities;

f.

a disposal of Company Securities, Non Company Securities, or Company Funds that are the result of a secured lender exercising their rights, for example, under a margin lending arrangement; and

g.

Trading in Company Securities under an employee share purchase plan in accordance with the rules of a Board approved share purchase plan.

Any Trading contemplated by this clause 10 is subject to the overriding prohibition on Insider Trading.

11.

CONSEQUENCES FOR BREACHES OF THIS POLICY

11.1

Any breaches of this Policy will be treated seriously and may give rise to disciplinary action. Any person who becomes aware of a violation of this Policy should immediately report the violation to the Chief Compliance Officer.

Magellan Asset Management Limited – Personal Trading Policy

11.2

The Corporations Act 2001 (Cth) and the company or securities laws of international jurisdictions impose severe civil and/or criminal penalties on individuals and corporations who breach the Insider Trading laws (or equivalent laws).

Magellan Asset Management Limited – Personal Trading Policy

 ANNEXURE A

Trading Approval Form

Personal Trading Policy Trading Approval Request* Employee Name: Registered Name Of Security Holder: Broker Account Name: Is this a new Account? Details of the proposed trade
Name and type of Securities
Nature of transaction (e.g. buy, sell, exercise of options)
Approximate number or value of securities intended to be traded

Certification:

By submitting this Trading Approval Request I confirm that I have read and understood the terms of the Personal Trading Policy and certify that:

▪

I am not in possession of any Inside Information in respect of the proposed Trade in the above securities;

▪

I will not Trade in the above securities in the event I become aware of Inside Information after submitting this Trading Approval Form;

▪

I will notify the Chief Compliance Officer immediately after becoming aware of such Inside Information; and

▪

Upon execution of the proposed Trade, I will provide the Chief Compliance Officer with a copy of the trade confirmation or such similar document evidencing the Trade, as soon practicable after the Trade is completed.

I understand that should I receive written consent from the Chief Compliance Officer to Trade in the above securities that I am free to deal in the securities during the relevant Consent Window.  In the event the proposed Trade has not taken place within the relevant Consent Window, I understand that I am required to submit a new Trading Approval Request should I still wish to proceed with the proposed Trade.

Dated:

* Capitalised terms used in this form have the meaning given in the Personal Trading Policy

Magellan Asset Management Limited – Personal Trading Policy

APPENDIX B

SECURITIES REGISTER

Date	Security Type	Security Name	Security Code (ASX, CUSIP, NA)	Number	Market Value	Executing Broker	Name of account

Signed:_________________________________________

Dated:  ________________________________________

Magellan Asset Management Limited – Personal Trading Policy

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APPENDIX C

QUARTERLY TRANSACTIONS REPORT

Date	Security Type	Security Name	Buy / Sell	Number	Amount	Price	Interest Rate & Maturity Date	Executing Broker	Name of account

Signed:_________________________________________

Dated:  ________________________________________

Magellan Asset Management Limited – Personal Trading Policy

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